                                 EXHIBIT 99.28

              UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND
                            2007 PROPERTY APPRAISALS

Cushman & Wakefield recently completed market value appraisals of UMHCIF's four properties as of March 2007. The table below sets forth certain appraisal information for each property, as well as relevant comparisons:

                             MARCH 07      MARCH 06    VARIANCE
PROPERTY                    APPRAISALS    APPRAISALS     IN %
--------                   -----------   -----------   --------
Aztec Estates, FL          $26,700,000   $22,800,000    17.1%
Kings Manor, FL             18,400,000    17,800,000     3.4%
Old Dutch Farms, MI          5,550,000     5,850,000    (5.1%)
Park of Four Seasons, MN    15,450,000    16,400,000    (5.8%)
                           -----------   -----------    ----
GRAND TOTAL:               $66,100,000   $62,850,000     5.1%
                           ===========   ===========    ====

                     2007 ESTIMATED NET ASSET VALUE OF UNITS

Based on the March 2007 appraisal of the Partnership's properties, the General Partner has calculated the estimated net asset value of each unit, based on the following assumptions:

-    Sale of all the Properties in March 2007 for their appraised value.

-    Costs and selling expenses are 3.0% of the sale price.

-    Amount payable to creditors other than the mortgage debt, is negligible.

-    Tax consequences of a sale are not taken into consideration.

Calculations:

March 2007 appraised value of the properties:           $66,100,000
                                                        -----------
Minus: Costs and selling expenses (3.0%):                 1,983,000
       Mortgage Debt:                                    34,468,750
       Sellers' Contingent Purchase Price:                1,160,000*
                                                        -----------
Net Sale Proceeds:                                      $28,488,250
                                                        ===========
Limited Partners' Share of Net Sales Proceeds (80.0%)   $22,790,600
Number of Units:                                             30,000
ESTIMATED CURRENT NET ASSET VALUE PER UNIT:             $    759.69
                                                        ===========

* Reflects the $1,500,000 and the $810,000 partial payments of the Contingent Purchase Price paid on May 15, 1997, and August 22, 2006, respectively, out of operating cash reserves.